Exhibit 10(w)

Offer of Employment
(Amended and Restated as of February 2, 2022)

We are excited to offer you the following position with Tenet Healthcare (Tenet or the Company):

•Position: Executive Vice President and Chief Administrative Officer at the Company headquarters located in Dallas, TX, where you will report to Saum Sutaria, M.D., Chief Executive Officer.

•Employment Entity: Tenet Employment, Inc.

•Start Date: March 10, 2021 (General Counsel as of April 19, 2021)

Compensation

•Base Salary: You will receive an annual base salary of $600,000, payable in accordance with the Company's standard payroll practices, currently bi-weekly, subject to applicable tax withholdings.

•Annual Incentive Plan (AIP): Your target cash bonus award will be 75% of your base salary. The AIP is performance-based cash compensation tied to the achievement of annual performance goals. The level of payout will depend on the realization of that year's goals in the Company's discretion. Awards are subject to modification, including for extraordinary events and/or failure to meet our quality, ethics or compliance guidelines. Participation in the AIP does not guarantee that an award will be made.

•Stock Incentive Plan (SIP) Award: You will be recommended for an annual award for the next planning cycle with an approximate grant date value of $1,500,000. Our awards are designed to align the incentives of our leadership team with the Company's long-term performance. Each year, the Company determines eligibility, award value and type of award (including whether in stock and/or cash or subject to performance conditions), with awards typically granted in February. Any award will be subject to the terms and conditions set forth in the applicable plan document and award agreement. Eligibility for the program does not guarantee an award will be made. Notwithstanding anything to the contrary, any awards prior to 2021 will continue to be treated upon a Qualifying Termination as set forth in your Conifer offer letter dated September 3, 2019, but any awards in or after 2021 will continue to vest as originally scheduled upon and after a Qualifying Termination that is outside of the Protection Period with respect to a Change of Control (such terms, as defined in the ESP).

Benefits

Your position is eligible for our comprehensive benefits package, including health and welfare benefits and the plans highlighted below. We will provide additional detail regarding all of our benefit plans during the Company's on-boarding process, including more information from our executive benefits team after your start date. All benefits are subject to the terms and conditions of the applicable plan documents, may be modified or terminated at any time, and may require special elections or the execution of additional agreements in order to participate.

•Retirement Plans: You will continue to be eligible to participate in the Company's 401(k) retirement savings plan which offers pretax, aftertax, and ROTH contribution and possible discretionary employer match opportunities. In addition, you will continue to be eligible for the Company's deferred compensation plan, which currently provides pre-tax deferral options with employer match opportunities.

•Executive Retirement Account (ERA): You will be eligible to receive an annual employer contribution equal to 20% of your base salary under the terms and conditions provided in the ERA. Employer contributions are made on July 1 each year.

•Executive Severance Plan (ESP): You will be eligible to participate in the Tenet ESP, which provides certain severance benefits in the event of a Qualifying Termination (as defined in the ESP). You will receive an ESP Agreement from our executive benefits team that requires your signature.

•Time Off: In addition to paid Company holidays, you are eligible for paid time off according to your tenure with the company.

Terms and Conditions of Employment

Confidentiality, Non-Compete, and Non-Solicitation Agreement: This offer is contingent upon your execution of the Agreement provided in Appendix A.

At-Will Employment; Cause: Your employment will be on an at-will basis, which means that either you or the Company may terminate the employment relationship, with or without notice and with or without cause, at any time. As used in this letter, the term "cause" shall include, but shall not be limited to, dishonesty, fraud, willful misconduct, breach of fiduciary duty, conflict of interest, commission of a felony, material failure or refusal to perform job duties in accordance with Company policies, a material violation of Company policy that causes harm to the Company or an affiliate, or other wrongful conduct of a similar nature and degree.

Compliance with Company Policies: You agree, as a condition to your employment, to abide by all Tenet Human Resources and other policies, procedures, rules and regulations currently in effect or that may be adopted from time to time, including the Tenet Standards of Conduct. To the extent that any such policies, rules or regulations, or any benefit plans in which you are a participant, conflict with the terms of this letter, the actual terms of those policies or plans shall control.

Conflict Resolution: This offer is contingent upon your execution of the Fair Treatment and Mutual Arbitration agreement provided in Appendix B, which includes final and binding arbitration as a resolution to any grievance that results from your employment or termination of employment with the Company.

Acknowledged and Accepted

/s/ Thomas W. Arnst        Date:     2/14/2022
Thomas W. Arnst (Signature)

Tenet Employment, Inc.

/s/ Kelly L. Pool                        Date:     2/14/2022
Kelly Pool
Vice President, Human Resources